Exhibit 5

Media release

23 April 2004

Westpac provides template for 2004 interim earnings results

Westpac announced today some changes to the presentation of its interim results on 6 May 2004.

To assist in understanding these changes, we provide below a detailed discussion of each change along with an updated template for the results announcement.  The updated interim reporting template also incorporates changes in financial reporting requirements resulting from the introduction of Appendix 4D by the Australian Stock Exchange.

The changes include:

•                  Reconfiguration of the composition of the BT Financial Group (BTFG) and New Zealand business segments;

•                  Consolidation of certain Life Company managed investment schemes where the Group’s ownership interest exceeds 50%;

•                  Alterations to the presentation of operating income, including changes impacting net interest income and interest margins;

•                  Changes in the presentation of Business and Consumer Banking’s (BCB’s) results; and

•                  Adjustments to the calculation of Economic Profit.

As previously advised in October 2003, due to the timing of distribution payments for the August 2003 TPS hybrid equity issue, the transaction had a timing impact on 2003 and 2004 earnings. Updated details of the 2004 impact are also provided.

In addition, we have also provided pro-forma details of BT Funds Management’s (BTFM’s) contribution to prior comparative period earnings.

Further, due to certain data reclassifications, minor amendments have been made to some numbers in prior periods.  Updated numbers for prior comparative periods are provided in the reporting template.

A detailed discussion of all these changes is attached. The new template for the Group’s 2004 interim results has also been loaded onto the Westpac website at www.westpac.com.au/investorcentre

For Further Information

David Lording
Media Relations
Westpac Banking Corporation
Ph: 02 9226 3510
Mb: 0419 683 411

WESTPAC BANKING CORPORATION
PROFIT ANNOUNCEMENT UPDATE & TEMPLATE
31 MARCH 2004

1. Changes to the composition of BT Financial Group (BTFG) and New Zealand business segments

Due to a realignment of business responsibilities in the first half of 2004, our New Zealand Life Business and BT New Zealand were transferred from BTFG to the New Zealand business. (BT New Zealand formed part of the acquisition of BT Funds Management in October 2002).

Accordingly, the New Zealand business segment now includes the following businesses:

•                  New Zealand Banking;

•                  Westpac Investment Management;

•                  BT New Zealand; and

•                  New Zealand Life Company.

BTFG now includes our Australian wealth businesses only, comprising the heritage Westpac business (WFS) and the BT Funds Management and former Rothschild Australia Asset Management businesses.

We now refer to these segments as “New Zealand” and “BT Financial Group (Australia)” respectively.

From October 2003, reporting of BT Financial Group (Australia) and New Zealand will be presented on this basis.

Comparatives for BT Financial Group (Australia) and New Zealand have been updated to reflect these changes and are included in the attached template.

To ensure the market has a detailed understanding of Westpac’s total wealth management operations, we will continue to present our combined Australian and New Zealand wealth businesses in Section 5 of our Profit Announcement.

2. Consolidation of certain Life Company managed investment schemes

The Westpac Group’s life insurance statutory funds have a large investment in managed investment schemes operated by the Group.  The returns earned from these investments belong to the life insurance policyholders and not to the Group; in a number of cases the Group’s life insurance statutory funds are the majority investor in the managed investment schemes.

In prior years, the Group has not consolidated these managed investment schemes, as determination of the “capacity to control” has been diverse.

From 1 October 2003, in line with developing industry practice, Westpac will consolidate those managed investment schemes where the Group’s statutory funds have a majority holding indicating a capacity to control.

The financial effect of the consolidation of these managed investment schemes will be to increase life insurance assets, other liabilities and minority interests in the statement of financial position.  The financial effect on the statement of financial performance will be to increase wealth management revenue (non-interest income), operating expenses, net profit and net profit attributable to outside equity interests.  There is no impact on net profit or cash earnings attributable to equity holders of Westpac Banking Corporation. This change may cause volatility to reported earnings; we will provide details of the impact for all future reporting periods.

Comparatives will not be restated, the proforma below is provided to assist comparison with prior periods and sets out the impact on comparatives had they been restated to the same basis.

Statements of financial performance

	Proforma		Reported
	Half year to	Half year to	Half year to	Half year to
	30 Sept 2003	31 March 2003	30 Sept 2003	31 March 2003
	$m	$m	$m	$m

Interest income	5,149	4,875	5,149	4,875
Interest expense	(2,913)	(2,767)	(2,913)	(2,767)
Net interest income	2,236	2,108	2,236	2,108
Non-Interest Income
Core	1,557	1,429	1,557	1,429
Managed investment schemes	18	25	—	—
Net operating income	3,811	3,562	3,793	3,537
Operating expenses:
Core	(1,906)	(1,857)	(1,906)	(1,857)
Managed investment schemes	(1)	(1)	—	—
Amortisation of goodwill	(85)	(78)	(85)	(78)
Bad and doubtful debts	(271)	(214)	(271)	(214)
Profit from ordinary activities before income tax expense	1,548	1,412	1,531	1,388
Income tax expense	(395)	(333)	(395)	(333)
Net profit	1,153	1,079	1,136	1,055
Net profit attributable to outside equity interests:
Managed investment schemes	(17)	(24)	—	—
Other	(4)	(4)	(4)	(4)
Net profit attributable to equity holders of Westpac Banking Corporation	1,132	1,051	1,132	1,051

Statements of financial position (abbreviated)

	Proforma		Reported
	As at	As at	As at	As at
	30 Sept 2003	31 March 2003	30 Sept 2003	31 March 2003
	$m	$m	$m	$m
Assets
Life insurance assets	11,848	11,377	10,522	9,936

Total assets	222,665	207,871	221,339	206,430

Liabilities
Other liabilities	25,227	20,014	25,225	20,012

Total liabilities	207,345	194,148	207,343	194,146
Net assets	15,320	13,723	13,996	12,284

Equity
Total equity attributable to equity holders of Westpac Banking Corporation	13,965	12,262	13,965	12,262
Outside equity interests:
Managed investment schemes	1,324	1,439	—	—
Other	31	22	31	22
Total outside equity interests	1,355	1,461	31	22
Total equity	15,320	13,723	13,996	12,284

3. Change in the presentation of operating income

Following a detailed review of the presentation of operating income, Westpac has introduced a change in the accounting treatment for certain bill acceptance fee income and reclassified income flows from certain structured finance transactions in the first half of 2004.

Westpac now recognises bill acceptance fee income as interest income in the statement of financial performance where Westpac has funded the bill acceptance. Previously this was recognised as non-interest income in Lending Fees.  This treatment reflects more accurately the nature of the income, that is, a yield return on funding provided to customers. Bill acceptance fee income received on bills which are subsequently sold down will continue to be recognised as non-interest income.

Previously, the net result of certain hedges of structured finance transactions was treated as non-interest income.  To reflect more accurately the substance of the transactions the hedged result has been reclassified as interest income.

In addition, changes have also been made to the allocation between interest income and interest expense of the net result of certain other hedging transactions.

While these changes have a minor impact on overall group margins, the amendments have a larger impact on margins by each disclosed geography. In addition, we are also reviewing the impact these changes have on the presentation of our Financial Markets income by product. These details are yet to be finalised and will be presented on 6 May.

Appendix A sets out revised comparatives, for non-interest income and net interest income, net interest margins and the average balance sheet, as a result of these changes in accounting treatment, along with the previously reported amounts.

4. BCB business segment disclosure

A change has been made to the way we present the Business and Consumer Banking (BCB) result.  Previously BCB incorporated the results of the Group’s Asset and Liability Management and Securitisation operations. This treatment was adopted as our Asset and Liability Management (ALM) and Securitisation activities are largely driven by the requirements of BCB.

In order to provide greater transparency to the performance of BCB, we have moved the results of ALM and Securitisation from the BCB business unit disclosures to the “Other” segment.

The changes to total BCB comparatives are outlined below.

	Restated		Original
	Half Year	Half Year	Half Year	Half Year
$m	Sept 03	March 03	Sept 03	March 03
Net interest income (1)	1,582	1,461	1,646	1,512
Non-interest income (1)	697	611	686	603
Operating income	2,279	2,072	2,332	2,115
Operating expenses	(1,228)	(1,143)	(1,226)	(1,139)
Core earnings	1,051	929	1,106	976
Bad debts	(174)	(147)	(173)	(149)
Operating profit before tax	877	782	933	827
Tax and outside equity interests	(258)	(236)	(272)	(252)
Cash earnings	619	546	661	575
Goodwill amortisation	(29)	(29)	(29)	(29)
Profit on operations	590	517	632	546

(1). Restated net interest income includes adjustments of ($20m) (2H03) and ($19m) (1H03) in relation to the presentation of Bill Acceptance Fee income as outlined in section 3. Non-interest income includes an equal and offsetting adjustment (Nil operating income impact).

We have also provided details of our Corporate Centre and Group items that we now show as “Other” segment. “Other” includes the results of our Group Treasury operations (including the transferred ALM and Securitisation noted above), Pacific Banking operations, as well as the elimination of certain intra-group transactions.

5. The Calculation of Economic Profit

We review the appropriateness of the calculation of our key financial metrics on a periodic basis. In reviewing how we calculate Economic Profit, we have made some minor changes to both the calculation of adjusted average ordinary equity and the cost of capital.

We previously calculated adjusted average ordinary equity by starting with Tier 1 Capital. We now firstly adjust average ordinary equity for the average balance of accumulated goodwill amortisation and the forthcoming dividend net of the estimated dividend re-investment.

In addition, we previously used a 12.0% cost of capital when calculating Group Economic Profit. We now use 11.6%.

The combination of these two adjustments has created a minor change to economic profit reported previously.

Revised comparatives have been included in the Profit Announcement template attached.

6. Hybrid Equity Issue

On 13 August 2003, Westpac issued USD $750 million in hybrid equity called Trust Preferred Securities (TPS).

On 21 October 2003, in the 2003 full year earnings template, Westpac provided details on how the issue of that security would impact 2003 and 2004 earnings. This information is repeated to ensure that the impact is taken into account in any analysis of our financial statements.

As Westpac does not provide for dividends until they are declared and did not declare a distribution on the TPS until 31 March 2004, Westpac did not record a cost for the TPS in its 2003 accounts. As a result, Westpac derived a benefit from the use of the funds from the issue of TPS without incurring a liability on the funds raised in the 2003 financial year. The benefit to net profit after tax and cash earnings was approximately $5 million for half year ended 30 September 2003.

This benefit reversed in the half year ended 31 March 2004 as the first distribution of $36 million was made on 31 March 2004. This distribution was larger than will be paid in future periods (by approximately $5 million) because it covers a period of approximately 7.5 months. Subsequent distributions on TPS are scheduled to occur each six months, on 31 March and 30 September.

7. BT Funds Management (BTFM) acquisition – impact on prior comparative period earnings

Westpac acquired BTFM on 31 October 2002. The comparative results of BT Financial Group (Australia) for the first half of 2003 therefore include only five months contribution from the acquired wealth business.

To assist in comparing BT Financial Group (Australia) results we provide a pro-forma of BT Financial Group (Australia’s) earnings on an adjusted 6 months basis for the first half of 2003 below.

		Reported	Pro-forma
	Pro-forma	Half Year	Half Year
	October	31 March 03	31 March 03
$m	2002	(5 months)	(6 months)
Operating income	19	270	289
Operating expenses	(15)	(169)	(184)
Core earnings	4	101	105
Bad debts	—	—	—
Operating profit before tax	4	101	105
Tax and outside equity interests	(1)	(24)	(25)
Cash earnings	3	77	80
Goodwill amortisation	(4)	(27)	(31)
Profit on operations	(1)	50	49

8. Data Reclassifications

The attached template includes comparative period data that may have changed from data reported in previous periods. Changes have been made where the management reporting restructure has changed or an accounting reclassification has occurred in the current period (in addition to the above changes). Comparative data is restated to ensure that it is comparable with data presented in the current period.

Appendix A.

The following tables summarise the impact of the change in the presentation of operating income as outlined in section 3 above.

6.1 CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

	Revised		Reported
	Half Year	Half Year	Half Year	Half Year
$m	Sept 03	March 03	Sept 03	March 03
Interest income	5,593	5,292	5,149	4,875
Interest expense	(3,365)	(3,194)	(2,913)	(2,767)
Net interest income	2,228	2,098	2,236	2,108
Non-interest income	1,565	1,439	1,557	1,429
Net operating income	3,793	3,537	3,793	3,537
Operating expenses	(1,906)	(1,857)	(1,906)	(1,857)
Goodwill amortisation	(85)	(78)	(85)	(78)
Bad and doubtful debts	(271)	(214)	(271)	(214)
Profit from ordinary activities before income tax expense	1,531	1,388	1,531	1,388
Income tax expense	(395)	(333)	(395)	(333)
Net profit	1,136	1,055	1,136	1,055
Net profit attributable to outside equity interests:
Managed Investment Schemes	—	—	—	—
Other	(4)	(4)	(4)	(4)
Net profit attributable to equity holders of Westpac Banking Corporation	1,132	1,051	1,132	1,051
Foreign currency translation reserve adjustment	(90)	(66)	(90)	(66)
Total revenues, expenses and valuation adjustments attributable to equity holders of Westpac Banking Corporation recognised directly in equity	(90)	(66)	(90)	(66)
Total changes in equity other than those resulting from transactions with owners as owners	1,042	985	1,042	985

NOTE 2: INTEREST SPREAD AND MARGIN ANALYSIS

	Revised		Reported
	Half Year	Half Year	Half Year	Half Year
%	Sept 03	March 03	Sept 03	March 03
Group
Interest spread on productive assets	2.18	2.29	2.28	2.40
Impact of impaired loans	(0.02)	(0.01)	(0.01)	(0.01)
Interest spread	2.16	2.28	2.27	2.39
Benefit of net non-interest bearing liabilities and equity	0.43	0.37	0.35	0.29
Interest margin	2.59	2.65	2.62	2.68
Australia
Interest spread on productive assets	2.13	2.24	2.17	2.28
Impact of impaired loans	(0.01)	0.00	(0.01)	(0.01)
Interest spread	2.12	2.24	2.16	2.27
Benefit of net non-interest bearing liabilities and equity	0.42	0.33	0.34	0.25
Interest margin	2.54	2.57	2.50	2.52
New Zealand
Interest spread on productive assets	2.53	2.49	2.98	3.02
Impact of impaired loans	(0.01)	(0.01)	(0.01)	(0.01)
Interest spread	2.52	2.48	2.97	3.01
Benefit of net non-interest bearing liabilities and equity	0.37	0.53	0.34	0.46
Interest margin	2.89	3.01	3.31	3.47
Other Overseas
Interest spread on productive assets	0.81	0.89	0.59	0.76
Impact of impaired loans	0.00	0.00	0.00	0.00
Interest spread	0.81	0.89	0.59	0.76
Benefit of net non-interest bearing liabilities and equity	0.14	0.15	0.14	0.14
Interest margin	0.95	1.04	0.73	0.90

NOTE 3: AVERAGE BALANCE SHEET AND INTEREST RATES

	Revised Half Year 31 March 03			Reported Half Year 31 March 03
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions
Australia	2,933	64	4.4	2,933	77	5.3
New Zealand	1,228	29	4.7	1,228	29	4.7
Other Overseas	1,885	34	3.6	1,885	34	3.6
Investment & trading securities
Australia	8,134	203	5.0	8,134	203	5.0
New Zealand	890	31	7.0	890	31	7.0
Other Overseas	3,480	108	6.2	3,480	91	5.2
Regulatory deposits
Other Overseas	345	2	1.2	345	2	1.2
Loans & other receivables
Australia	115,214	3,820	6.7	113,809	3,422	6.0
New Zealand	28,324	1,037	7.4	28,324	1,031	7.3
Other Overseas	3,218	53	3.3	3,218	44	2.7
Impaired loans
Australia	243	4	3.3	243	4	3.3
New Zealand	71	1	2.8	71	1	2.8
Other Overseas	268	4	3.0	268	4	3.0
Intragroup receivable
Other Overseas	14,603	193	2.7	14,337	193	2.7
Interest earning assets & interest income including intragroup	180,836	5,583	6.2	179,165	5,166	5.8
Intragroup elimination	(14,603)	(193)		(14,337)	(193)
Total interest earning assets and interest income	166,233	5,390	6.5	164,828	4,973	6.1
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits	1,033			2,438
Life insurance assets	10,426			10,130
Other assets	21,199			21,495
Debt provisions
Australia	(1,240)			(1,240)
New Zealand	(76)			(76)
Other Overseas	(149)			(149)
Total non-interest earning assets	31,193			32,598
Acceptances of customers	4,716			4,716
Total assets	202,142			202,142

NOTE 3: AVERAGE BALANCE SHEET AND INTEREST RATES (CONTINUED)

	Revised Half Year 31 March 03			Reported Half Year 31 March 03
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	$m	$m	%	$m	$m	%
Liabilities and shareholders’ equity
Interest bearing liabilities
Deposits
Australia	84,603	1,607	3.8	84,603	1,601	3.8
New Zealand	19,282	450	4.7	19,282	450	4.7
Other Overseas	10,135	138	2.7	10,135	129	2.6
Due to other financial institutions
Australia	1,950	25	2.6	1,950	25	2.6
New Zealand	296	9	6.1	296	6	4.1
Other Overseas	2,394	42	3.5	2,394	45	3.8
Loan capital
Australia	4,277	78	3.7	4,277	78	3.7
New Zealand	45	2	8.9	45	2	8.9
Other interest bearing liabilities
Australia	18,600	668	n/a	18,600	333	n/a
New Zealand	218	84	n/a	484	8	n/a
Other Overseas	9,815	91	n/a	9,549	90	n/a
Intragroup payable
Australia	7,347	98	2.7	7,347	98	2.7
New Zealand	7,256	95	2.6	6,990	95	2.7
Interest bearing liabilities & interest expense including intragroup	166,218	3,387	4.1	165,952	2,960	3.6
Intragroup elimination	(14,603)	(193)		(14,337)	(193)
Total interest bearing liabilities and interest expense	151,615	3,194	4.2	151,615	2,767	3.7
Non-interest bearing liabilities
Deposits and due to other financial institutions
Australia	3,974			3,974
New Zealand	1,090			1,090
Other Overseas	268			268
Life insurance policy liabilities	9,828			9,618
Other liabilities	19,181			19,391
Total non-interest bearing liabilities	34,341			34,341
Acceptances of customers	4,716			4,716
Total liabilities	190,672			190,672
Shareholders’ equity	10,618			10,618
TOPrS	465			465
FIRsTS	367			367
TPS	—			—
Outside equity interests	20			20
Total equity	11,470			11,470
Total liabilities and equity	202,142			202,142

NOTE 5: NET INTEREST INCOME

	Revised		Reported
	Half Year	Half Year	Half Year	Half Year
$m	Sept 03	March 03	Sept 03	March 03
Interest income
Loans and other receivables	5,142	4,837	4,714	4,408
Deposits with other financial institutions	141	127	151	140
Investment and trading securities	306	326	280	325
Regulatory deposits	4	2	4	2
Interest income	5,593	5,292	5,149	4,875
Interest expense
Current and term deposits	(2,349)	(2,195)	(2,329)	(2,180)
Deposits from other financial institutions	(45)	(76)	(54)	(76)
Loan capital	(77)	(80)	(77)	(80)
Debt issues	(423)	(406)	(423)	(406)
Other liabilities	(471)	(437)	(30)	(25)
Interest expense	(3,365)	(3,194)	(2,913)	(2,767)
Net interest income	2,228	2,098	2,236	2,108

NOTE 6: NON-INTEREST INCOME

	Revised		Reported
	Half Year	Half Year	Half Year	Half Year
$m	Sept 03	March 03	Sept 03	March 03
Non-interest income
Fees and commissions received	1,229	1,147	1,295	1,220
Fees and commissions paid	(335)	(344)	(335)	(344)
Proceeds from sale of assets	395	247	391	251
Carrying value of assets sold	(388)	(237)	(384)	(241)
Net life insurance and funds management income	396	365	389	357
Trading income	189	220	122	145
Other non-interest income	79	41	79	41
Total non-interest income	1,565	1,439	1,557	1,429

NOTE 7: NON-INTEREST INCOME ANALYSIS

	Revised		Reported
	Half Year	Half Year	Half Year	Half Year
$m	Sept 03	March 03	Sept 03	March 03
Fees and commissions
Lending fees	340	300	399	365
Transaction fees and commissions received	766	713	766	713
Other non-risk fee income	112	129	119	137
Fees and commissions paid	(335)	(344)	(335)	(344)
Service and management fees	11	5	11	5
	894	803	960	876
Trading income
Foreign exchange	205	198	138	123
Trading securities	(9)	16	(9)	16
Other financial instruments	(7)	6	(7)	6
	189	220	122	145
Wealth management income
Life insurance and funds management operating income	396	365	389	357
Other income
General insurance commissions and premiums (net of claims paid)	47	38	47	38
Dividends received	21	15	21	15
Lease rentals	6	4	6	4
Cost of hedging overseas operations	(31)	(21)	(31)	(21)
Net profit on sale of fixed assets, controlled entities and other investments	7	10	7	10
Other	36	5	36	5
	86	51	86	51
Non-interest income	1,565	1,439	1,557	1,429

Profit Announcement

FOR THE SIX MONTHS ENDED 31 MARCH 2004

Incorporating the requirements of Appendix 4D

TEMPLATE

Westpac Banking Corporation, ABN 33 007 457 141

RESULTS FOR ANNOUNCEMENT TO THE MARKET	Interim Profit Announcement 2004

Revenues from ordinary activities	up	to

Profit from ordinary activities after tax attributable to equity holders	up	to

Net profit for the period attributable to equity holders	up	to

Franked amount per
Dividend Distributions (cents per share)	Amount per security	security
Interim Dividend

Record date for determining entitlements to the interim dividend	10 June 2004 (Sydney)
9 June 2004 (New York)
11 June 2004 (NZ Class shares)

TABLE OF CONTENTS

Press Release

1.	Profit Overview
	1.1	Overview of the 2004 interim results
	1.2	Outlook

2.	Results at a Glance
	2.1	Earnings
	2.2	Summary – financial position

3.	Review of Group Operations
	3.1	Summary
	3.2	Review of earnings
	3.3	Credit quality
	3.4	Capital and dividends
	3.5	Corporate governance and responsibility

4.	Business Unit Performance
	4.1	Business and Consumer Banking
	4.2	Westpac Institutional Bank
	4.3	New Zealand
	4.4	BT Financial Group (Australia)
	4.5	Other

5.	Wealth Management Business
	5.1	Total funds management and life insurance business
	5.2	Funds management business
	5.3	Life insurance business
	5.4	Embedded value and value of new business

6.	2004 Interim Financial Information
Index to Section 6
	6.1	Consolidated statement of financial performance
	6.2	Consolidated statement of financial position
	6.3	Consolidated statement of cash flows
	6.4	Movement in retained profits
	6.5	Notes to 2004 interim financial information
	6.6	Statement in relation to the review of accounts

7.	Other Information
	7.1	Credit ratings
	7.2	Exchange rates
	7.3	Disclosure regarding forward-looking statements
	7.4	Shareholder calendar

8.	Economic Profit

9.	Glossary

In this announcement references to ‘Westpac’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its consolidated entities.

PRESS RELEASE

PRESS RELEASE

OUTLOOK

PROFIT OVERVIEW

1.1          OVERVIEW OF THE 2004 INTERIM RESULTS

1.2          OUTLOOK

2. RESULTS AT A GLANCE

2.1          EARNINGS

Our 2004 interim earnings are presented including net profit attributable to equity holders and cash earnings attributable to ordinary equity holders. We believe cash earnings is a more appropriate measure of our financial performance as this basis adjusts our result for two material items which do not reflect cash flows available to ordinary shareholders: amortisation of goodwill and dividends paid on our hybrid equity.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
$m	March 04	Sept 03	March 03	Mar 04	Mar 04
Net interest income		2,228	2,098
Non-interest income (1)		1,565	1,439
Net operating income		3,793	3,537
Operating expenses (1)		(1,906)	(1,857)
Goodwill amortisation		(85)	(78)
Underlying performance		1,802	1,602
Bad debts		(271)	(214)
Profit from ordinary activities before income tax		1,531	1,388
Tax expense		(395)	(333)
Net profit		1,136	1,055
Net profit attributable to outside equity interests(1)		(4)	(4)
Net profit attributable to equity holders of Westpac
Banking Corporation (WBC)		1,132	1,051
Goodwill amortisation		85	78
Distributions on other equity instruments		(41)	(34)
Cash earnings		1,176	1,095

2.1.1       Key Financial Data

				Mov’t	Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
	March 04	Sept 03	March 03	Mar 04	Mar 04
Shareholder value
Cash earnings per ordinary share (cents)		64.2	60.3
Earnings per ordinary share (cents)		59.6	56.0
Weighted average ordinary shares (millions)		1,832	1,815
Fully franked dividends per ordinary share (cents)		40	38
Dividend payout ratio - cash earnings (%)		62.3	63.0
Net tangible assets per ordinary share ($)		4.97	4.69

Productivity and efficiency
Expense to income ratio (%)		50.3	52.5
Total banking expense to income ratio (%)		49.3	51.7
Full-time equivalent Staff (FTE)		26,780	26,131
Income per average FTE ($000’s)		144	140

Business Performance
Net interest spread (%)(2)		2.16	2.28
Net interest margin (%)(2)		2.59	2.65
Economic profit ($m)		725	672

(1)                               The six months to 31 March 2004 include the following amounts in regards to the consolidation of controlled Life Company unit trusts: $XXm non-interest income; $XXm operating expenses; and $XXm net profit attributable to outside equity interests. These unit trusts have not been consolidated in prior periods and the comparatives do not include any contributions from those unit trusts.

(2)                               Includes tax equivalent gross up of $XXm in the six months to 31 March 2004 ($98 million 1H03, $99 million 2H03). We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. In order to provide comparability, this income is presented on tax equivalent basis for the purpose of margin calculations. In the presentation of an average balance sheet, net interest spread and net interest margin are also presented on a tax equivalent basis.

2.2          SUMMARY - FINANCIAL POSITION

				% Mov’t	% Mov’t
	31 March	30 Sept	31 March	Sept 03-	Mar 03-
$m	2004	2003	2003	Mar 04	Mar 04
Assets
Cash		1,786	1,924
Due from other financial institutions		6,035	5,010
Trading and investment securities		12,449	11,882
Loans and acceptances		164,261	153,773
Life insurance assets (1)		10,522	9,936
Other assets		26,286	23,905
Total assets		221,339	206,430
Liabilities
Due to other financial institutions		3,831	3,646
Deposits		129,071	122,029
Debt issues		29,970	29,764
Acceptances		3,788	3,883
Life insurance policy liabilities		9,896	9,348
Loan capital		4,544	4,728
Other liabilities (1)		26,243	20,748
Total liabilities		207,343	194,146
Equity
Equity attributable to equity holders of WBC		13,965	12,262
Outside equity interests (1)		31	22
Total equity		13,996	12,284

2.2.1       Key Financial Data

				M ov’t	M ov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
	March 04	Sept 03	March 03	Mar 04	Mar 04
Profitability and capital adequacy
Return on average adjusted ordinary equity		18.9%	18.6%
Cash earnings to average adjusted ordinary equity		20.4%	20.1%
Total capital ratio		10.5%	9.7%
Tier 1 capital ratio		7.2%	6.4%
Adjusted common equity to risk weighted assets		5.0%	4.8%
Risk weighted assets ($m)		142,909	137,828
Total committed exposures ($m)		266,191	251,530
Average adjusted ordinary equity ($m)		11,556	10,910
Average total equity ($m)		12,766	11,470
Asset quality
Total impaired assets to gross loans and acceptances		0.4%	0.3%
Net impaired assets to equity and general provisions		2.9%	2.3%
Specific provisions to total impaired assets		26.3%	42.1%
General provisions to non-housing loans and acceptances(2)		1.7%	1.7%
General provisions to risk weighted assets		1.0%	0.9%
Total provisions to gross loans and acceptances		0.9%	1.0%
Total bad and doubtful debt charge to average loans and acceptances (basis points)		34	29
Bad debts written off to average gross loans and acceptances (basis points)		28	15

(1)                               The six months to 31 March 2004 include the following amounts in regards to the consolidation of certain unit trusts controlled by the Life Company: $XX million in assets, $XX million in other liabilities and $XX million in outside equity interests.

(2)                               Non-housing loans have been determined on a product basis rather than a loan purpose basis.

3. REVIEW OF GROUP OPERATIONS

3.1          SUMMARY

Earnings

3.2          REVIEW OF EARNINGS

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
$m	March 04	Sept 03	March 03	Mar 04	Mar 04
Net interest income		2,228	2,098
Non-interest income		1,565	1,439
Net operating income		3,793	3,537
Operating expenses		(1,906)	(1,857)
Goodwill amortisation		(85)	(78)
Underlying performance		1,802	1,602
Bad debts		(271)	(214)
Profit from ordinary activities before income tax		1,531	1,388
Tax expense		(395)	(333)
Net profit		1,136	1,055
Net profit attributable to outside equity interests		(4)	(4)
Net profit attributable to equity holders of Westpac
Banking Corporation		1,132	1,051
Goodwill amortisation		85	78
Distributions on other equity instruments		(41)	(34)
Cash earnings		1,176	1,095

Operating income

Net interest income

Non-interest income

Financial Markets Income

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
$m	March 04	Sept 03	March 03	Mar 04	Mar 04
Product
Foreign exchange		61	109
Interest rate		75	87
Other		73	49
Total financial markets product income		209	245

Income classification
Net interest income		31	46
Non-interest income		178	199
Trading income		125	153
Dividend income		21	15
Other non-interest income		32	31
Total financial markets product income		209	245

Operating expenses

Analysis of movement in full-time equivalent (FTE) Staff
FTE as at 30 September 2003	26,780
Less: Reduction in temporary staff
Plus: Additional permanent staff
FTE as at 31 March 2004

Bad debts

3.3          CREDIT QUALITY

3.4          CAPITAL AND DIVIDENDS

3.5          CORPORATE GOVERNANCE AND RESPONSIBILITY

Sustainability Initiatives

External Governance and Responsibility Assessment

4. BUSINESS UNIT PERFORMANCE

Business unit results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business reflecting the management, rather than the legal structure. Consequently these results cannot be compared to results for individual legal entities.

An internal transfer pricing framework attributes value between business units. Its primary attributes are:

•                  product groups pay the distribution areas an arm’s length fee based on external market benchmarks;

•                  product balances are fully transfer priced at interbank rates according to the tenor of the underlying transactions;

•                  all overhead costs are applied to revenue generating businesses; and

•                  capital is allocated to business groups using designated risk factors.

Where the management reporting structure or accounting classification has changed, comparatives have been restated and may differ from results previously reported.

Cash earnings

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
$m	March 04	Sept 03	March 03	Mar 04	Mar 04
Business and Consumer Banking		619	546
Westpac Institutional Bank		181	203
New Zealand(1)		169	173
BT Financial Group (Australia)(2)		92	77
Other		115	96
Total Group cash earnings		1,176	1,095

Wealth management
Australia		92	77
New Zealand		13	11
Total wealth management		105	88

Total banking cash earnings		1,071	1,007

Expense to income ratio

				Mov’t	Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
$m	March 04	Sept 03	March 03	Mar 04	Mar 04
Business and Consumer Banking		53.9%	55.2%
Westpac Institutional Bank		42.4%	41.8%
New Zealand		51.0%	47.4%
BT Financial Group (Australia)		61.5%	62.6%
Total Group ratio		50.3%	52.5%

Wealth management(3)
Funds Management		70.4%	71.0%
Life Insurance		32.8%	26.4%
Total wealth management ratio		60.9%	61.7%

Total banking ratio		49.3%	51.7%

(1)                               New Zealand represents our New Zealand banking, banking operations and New Zealand’s wealth management businesses, including: Westpac Investment Management, our New Zealand Life business and BT New Zealand.

(2)                               BT Financial Group (Australia) represents our Australian wealth management business and incorporates our legacy Westpac Financial Services (WFS) and Westpac Life businesses, as well as Rothschild Australia Asset Management (RAAM) and BT Funds Management (BTFM).

(3)                               Includes our New Zealand and Australian wealth management businesses.

4.1          BUSINESS AND CONSUMER BANKING

Business and Consumer Banking (BCB) is responsible for sales, servicing and product development for all consumer, small to medium-sized business and wealth customers within Australia. Core business activities are conducted through a nationwide network of branches, call centres, ATMs, internet banking services and mobile sales forces. BCB’s front line staff are responsible for the delivery of sales and service related functions on a broad range of financial products including home, personal and business finance lending, savings and investment accounts, credit cards and wealth.

4.1.1       Total Business and Consumer Banking

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
$m	March 04	Sept 03	March 03	Mar 04	Mar 04
Net interest income		1,582	1,461
Non-interest income		697	611
Operating income		2,279	2,072
Operating expenses		(1,228)	(1,143)
Core earnings		1,051	929
Bad debts		(174)	(147)
Operating profit before tax		877	782
Tax and outside equity interests		(258)	(236)
Cash earnings		619	546
Goodwill amortisation		(29)	(29)
Profit on operations		590	517

Economic profit		487	406
Expense to income ratio		53.9%	55.2%

	$bn	$bn
Deposits	69.5	65.2
Net loans and acceptances	120.8	111.1
Total assets	123.3	113.5

Financial Performance

First Half 04 – First Half 03

First Half 04 – Second Half 03

4.1.2       Consumer Distribution

The Consumer segment comprises customers that have a personal relationship with BCB through a range of products including home lending, credit cards, transaction and deposit accounts, personal lending, general insurance and wealth. Sales & servicing activities occur through the nationwide service network, home loan sales force and wealth distribution sales force. The bad debt expense for consumer customers is recognised in the consumer product division.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
$m	March 04	Sept 03	March 03	Mar 04	Mar 04
Net interest income		(21)	(15)
Non-interest income		616	601
Operating income		595	586
Operating expenses		(396)	(379)
Core earnings		199	207
Bad debts		—	—
Operating profit before tax		199	207
Tax and outside equity interests		(57)	(63)
Cash earnings		142	144
Goodwill amortisation		(8)	(8)
Profit on operations		134	136

Expense to income ratio		66.6%	64.7%

	$bn	$bn
Deposits	0.4	0.5

4.1.3       Consumer Products

Consumer Products comprises home lending, credit cards, transaction and deposit accounts, personal loans, and general insurance. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income. This explains why non-interest income numbers are negative. The bad debt expense for consumer customers is recognised in this division. This explains why non-interest income numbers are negative. The bad debt expense for consumer customers is recognised in this division.

				% Mov’t	% Mov’t
	Half Year	Half Year	Half Year	Sept 03-	Mar 03-
$m	March 04	Sept 03	March 03	Mar 04	Mar 04
Net interest income		1,080	998
Non-interest income		(415)	(456)
Operating income		665	542
Operating expenses		(226)	(206)
Core earnings		439	336
Bad debts		(119)	(104)
Operating profit before tax		320	232
Tax and outside equity interests		(97)	(70)
Cash earnings		223	162
Goodwill amortisation		(9)	(9)
Profit on operations		214	153

Expense to income ratio		34.0%	38.0%

	$bn	$bn
Deposits	46.8	44.1
Net loans and acceptances	89.0	82.4
Total assets	89.7	83.1

4.1.4       Consumer Customers Key Business Drivers

Business Developments

4.1.5       Business Distribution

The Business segment comprises our small to medium-sized business customers. Sales & servicing of these customers occurs though our middle market and small business sales force and service centres. Products include business lending, deposit and transaction accounts and working capital activities. The bad debt expense for business customers is recognised in this division.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income		38	34
Non-interest income		741	691
Operating income		779	725
Operating expenses		(465)	(420)
Core earnings		314	305
Bad debts		(55)	(43)
Operating profit before tax		259	262
Tax and outside equity interests		(74)	(79)
Cash earnings		185	183
Goodwill amortisation		(11)	(11)
Profit on operations		174	172

Expense to income ratio		59.7%	57.9%

	$bn	$bn
Deposits	0.9	0.9

4.1.6       Business Products

Business Products includes business lending, deposit and transaction accounts, and working capital activities. Sales and service commissions passed to the distribution businesses are recorded as a charge against non-interest income. Bad debt expenses are carried by the distribution business.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income		485	444
Non-interest income		(245)	(225)
Operating income		240	219
Operating expenses		(141)	(138)
Core earnings		99	81
Bad debts		—	—
Operating profit before tax		99	81
Tax and outside equity interests		(30)	(24)
Cash earnings		69	57
Goodwill amortisation		(1)	(1)
Profit on operations		68	56

Expense to income ratio		58.8%	63.0%

	$bn	$bn
Deposits	22.7	21.1
Net loans and acceptances	31.8	28.7
Total assets	32.3	29.1

4.1.7       Business Customers Key Business Drivers

Business Developments

4.2          WESTPAC INSTITUTIONAL BANK

The Institutional Bank meets the financial needs of corporations and institutions either based in, or with interests in Australia and New Zealand. It also provides certain services to middle market business banking customers in Australia and New Zealand.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income (1)		183	209
Non-interest income		378	351
Operating income		561	560
Operating expenses		(238)	(234)
Core earnings		323	326
Bad debts		(64)	(43)
Operating profit before tax		259	283
Tax and outside equity interests (1)		(78)	(80)
Cash earnings		181	203
Goodwill amortisation		(1)	(1)
Profit on operations		180	202

Economic profit		91	126
Expense to income ratio		42.4%	41.8%

		$bn	$bn
Deposits		10.9	11.7
Net loans and acceptances		22.2	22.4
Total assets		52.2	50.2

Financial Performance

First Half 04 – First Half 03

First Half 04 – Second Half 03

(1).          Includes tax equivalent gross up of $XX million in the six months to 31 March 2004 ($98 million 1H03, $99 million 2H03) in relation to both tax benefits on financing transactions and franking credit benefits. We have entered into various tax effective financing transactions that derive income subject to a reduced rate of income tax. In order to provide comparability, this income is presented on tax equivalent basis. In the presentation of an average balance sheet, net interest spread and net interest margin include the tax equivalent gross up in relation to financing transactions only ($XX million for six months ended 31 March 2004).

Key Business Drivers

Business Developments

4.3          NEW ZEALAND

New Zealand operations provide banking and wealth management products and services to New Zealand consumer and business customers. The table below shows the results of New Zealand banking and commercial banking operations and New Zealand’s wealth management businesses including: Westpac Investment Management; New Zealand Life Company; and BT New Zealand. The results do not include the performance of our New Zealand Institutional Bank. All figures are in Australian dollars ($A) converted at the average $A/$NZ hedge exchange rate for the year (XX for 2004 and 1.1975 for 2003).  Local currency movements have also been noted.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04	$NZ % Mov’t Sept 03- Mar 04	$NZ % Mov’t Mar 03- Mar 04
Net interest income		353	348
Non-interest income		178	175
Operating income		531	523
Operating expenses		(271)	(248)
Core earnings		260	275
Bad debts		(23)	(22)
Operating profit before tax		237	253
Tax and outside equity interests		(68)	(80)
Cash earnings		169	173
Goodwill amortisation		(19)	(20)
Profit on operations		150	153

Economic profit		80	87
Expense to income ratio		51.0%	47.4%

		$bn	$bn
Deposits		15.1	15.2
Net loans		21.4	21.2
Total assets		22.5	22.3
Funds under management		2.9	2.7

Financial Performance ($NZ)

First Half 04 – First Half 03

First Half 04 – Second Half 03

Key Business Drivers

Business Developments

4.4          BT FINANCIAL GROUP (AUSTRALIA)

BT Financial Group (Australia) represents our Australian wealth management business and incorporates our legacy Westpac Financial Services (WFS) and Westpac Life businesses, as well as Rothschild Australia Asset Management (RAAM) and BT Funds Management (BTFM). Our Australian wealth management business designs, manufactures and services financial products that enable our customers to achieve their financial goals through the accumulation, management and protection of personal wealth. These financial products include managed investments, personal and business superannuation, life insurance, income protection, discount broking, margin lending, client portfolio administration (‘Wrap’) platforms, portfolio management and administration of corporate superannuation. Distribution of products is conducted through our Australian banking distribution business and an extensive range of independent financial advisers.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income		36	42
Non-interest income		265	228
Operating income		301	270
Operating expenses		(185)	(169)
Core earnings		116	101
Bad debts		—	—
Operating profit before tax		116	101
Tax and outside equity interests		(24)	(24)
Cash earnings		92	77
Goodwill amortisation		(33)	(27)
Profit on operations		59	50

Economic profit		—	(1)
Expense to income ratio		61.5%	62.6%

		$bn	$bn
Total assets		13.9	13.5
Funds under management		40.5	39.8

Financial Performance

First Half 04 – First Half 03

First Half 04 – Second Half 03

Key Business Drivers

Business Developments

4.5          OTHER

The Other segment comprises the Group’s Treasury and Pacific Banking operations as well as accounting entries for certain intra group transactions that facilitate the presentation of our operating segments, notably adjustments for life policyholder income and consolidation of life company unit trusts.

Treasury’s operations are primarily focused on the management of the Group’s interest rate risk and funding requirements which they manage by managing the mismatch between Group assets and liabilities.  Treasury’s earnings are primarily impacted by the hedging decisions taken on behalf of the Group as they seek to minimise the net interest income volatility and assist net income growth.

Our Pacific Banking operations include our presence in the near Pacific including Papua New Guinea and Fiji.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income		74	38
Non-interest income		47	74
Operating income		121	112
Operating expenses		16	(63)
Core earnings		137	49
Bad debts		(10)	(2)
Operating profit before tax		127	47
Tax and outside equity interests		29	83
Distributions on other equity instruments		(41)	(34)
Cash earnings		115	96
Goodwill amortisation		(3)	(1)
Distributions on other equity instruments		41	34
Profit on operations		153	129

Financial Performance

First Half 04 – First Half 03

First Half 04 – Second Half 03

5. WEALTH MANAGEMENT BUSINESS	Interim Profit Announcement 2004

Westpac’s total wealth management business comprises our Australian wealth management business, BT Financial Group (Australia), and our New Zealand wealth management business.  This combined view of Westpac’s wealth management operations has been provided to help understand the contribution of our wealth management business to the overall Group result and does not reflect the way in which we manage our wealth operations.

The following results are presented on a management reporting basis. Internal charges and transfer pricing adjustments are included in the performance of each business area reflecting the management of our business, rather than its legal structure. Consequently, these results cannot be compared directly to public disclosure of the performance of individual legal entities.

Where the management reporting structure has changed or where accounting re-classifications have been made, comparatives have been restated and may differ from results previously reported. Comparatives for the first half of March 2003 includes five months of BTFM earnings (BTFM was acquired on 31 October 2002).

5.1          TOTAL FUNDS MANAGEMENT AND LIFE INSURANCE RISK BUSINESS

The performance of our Wealth Management Business is summarised below by its three main segments: Funds Management, Life Insurance and Other, and on a geographical basis where significant.

Profit on Operations $m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Funds Management		62	55
Life Insurance
Australia		22	21
New Zealand		12	8
		34	29
Total Funds Management and Life Insurance		96	84
Other(1)		(25)	(24)
Total profit on operations		71	60

The following table shows the consolidated results for our Australian and New Zealand Funds Management, Life Insurance and Other businesses.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income		38	45
Non-interest income		289	249
Operating income		327	294
Non interest expenses		(197)	(180)
Core earnings		130	114
Bad debts		—	—
Operating profit before tax		130	114
Tax and outside equity interests		(25)	(26)
Cash earnings		105	88
Goodwill amortisation		(34)	(28)
Profit on operations		71	60
Economic profit		7	6
Expense to income ratio		60.9%	61.7%

(1)  Other business includes earnings on capital and other investments and amortisation of goodwill on acquired business.

Operating income can be reconciled to the net life insurance and funds management income as disclosed in Section 6 Note 6, Non-Interest Income, and Note 7, Non-Interest Analysis as follows:

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Operating income (from previous page)		327	294
Net interest income		(38)	(45)
Commission expense		10	11
Transfer pricing - cost of distribution		27	26
Intercompany consolidation eliminations		71	80
New Zealand commission expense		(1)	(1)
Total non-interest wealth management income		396	365

5.2          FUNDS MANAGEMENT BUSINESS

Funds management includes product management, product administration, product and platform intermediary distribution, investment management, margin lending and discount broking.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income		46	43
Non-interest income		272	255
Gross operating income		318	298
Commission expense		(61)	(59)
Operating income		257	239
Operating expenses		(176)	(166)
Operating profit before tax		81	73
Tax and outside equity interests		(18)	(17)
Cash earnings		63	56
Goodwill amortisation		(1)	(1)
Profit on operations		62	55
Expense to income ratio		70.4%	71.0%

Financial Performance

First Half 04 – First Half 03

First Half 04 – Second Half 03

Movement of funds under management (FUM)

$bn	FUM Sept 2003	Sales	Redns	Net Flows	Other mov’t4	FUM March 2004	FUM March 2003	% Mov’t Sept 03- Mar-04
Retail(1)	27.1						26.5
Wholesale	13.4						13.3
Australia	40.5						39.8
New Zealand(2)	2.9						2.7
FUM	43.4						42.5
FUM and FUA(3)	56.3						53.6

(1)                             Retail FUM will not reconcile to ASSIRT as Retail FUM includes mezzanine funds.

(2)                             Westpac NZ and BT New Zealand.

(3)                             Includes WRAP and Governance Advisory Services.

(4)                             ‘Other movement’ primarily reflects the impact of market movements on the underlying FUM.

5.3          LIFE INSURANCE BUSINESS (EXCLUDES GENERAL INSURANCE)

The life insurance business result has been determined on a Margin on Service basis.

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Net interest income		—	—
Non-interest Income		97	82
Gross operating income		97	82
Commission expense		(33)	(29)
Operating Income		64	53
Operating expenses		(21)	(14)
Operating profit before tax		43	39
Tax and outside equity interests		(9)	(10)
Cash earnings		34	29
Goodwill amortisation		—	—
Profit on operations		34	29
Expense to income ratio		32.8%	26.4%

Financial Performance

First Half 04 – First Half 03

First Half 04 – Second Half 03

Movement in in-force premium for risk business

$m	In-force Sept 2003	Sales	Lapses	Net Inflows	Other mov’t(1)	In-force March 2004	In-force Mar 2003	% Mov’t Sept 03- Mar-04
Australia	215.8						194.6
New Zealand	40.2						40.6
Total in-force premiums	256.0						235.2

(1)                             Includes movement in in-force premiums due to CPI increases and customer re-rating.

5.4          EMBEDDED VALUE AND VALUE OF NEW BUSINESS

The following table shows the embedded value and value of new business for the funds management and life insurance businesses, excluding discount broking.

The embedded value and value of new business have been calculated using assumptions consistent with the best estimate assumptions used in calculating Margin on Services policy liabilities as at 31 March 2004.  The risk discount rate used was the yield on 10-year government bonds plus a margin of 5.5% for business in Westpac Life and the yield on 10-year government bonds plus 6.5% for other business.

As at 31 March 2004	A$million
Net assets (1)
Value of in-force business
Embedded value

Change in embedded value since 30 September 2003

Analysis of movement since 30 September 2003
Expected growth(2)
New business
Inclusion of Westpac New Zealand’s funds management business (at 31 March 2004)
Capital movements and dividends paid
Assumptions / Experience
Change in embedded value

Value of Remaining Synergies

A$million
Value of synergies remaining at 30 September 2003	341
Roll forward of synergy value to 31 March 2004
Change in value of synergies of in force business recognised in embedded value
Change in value of synergies recognised in future new business

Value of New Business

Six months to 31 March 2004	A$million
New Business written in period
Westpac New Zealand’s funds management business
Total

(1)                             Net assets represent shareholders net tangible assets and exclude any goodwill component.

(2)                             The embedded value is expected to grow at the risk discount rate for the value of in force business and the expected net earning rate for the net assets.

Sensitivities

The following table shows the change in embedded value and value of one year’s sales from various changes in experience.

Change in value as at 31 March 2004 (A$million)	Embedded value	Value of new business
1%pa increase in discount rates
1%pa reduction in redemption and lapse rates
10% reduction in expenses
10% reduction in claims
1%pa increase in investment returns

6.                                      2004 INTERIM FINANCIAL INFORMATION

Notes to the statements shown in sections 6.1, 6.2 and 6.3 as required by the Appendix 4D are referenced in the margin of the relevant tables.

6.1          CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE

$m	Note	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Interest income			5,593	5,292
Interest expense			(3,365)	(3,194)
Net interest income	5		2,228	2,098
Non-interest income	6		1,565	1,439
Net operating income			3,793	3,537
Operating expenses	8		(1,906)	(1,857)
Goodwill amortisation			(85)	(78)
Bad and doubtful debts	21		(271)	(214)
Profit from ordinary activities before income tax expense			1,531	1,388
Income tax expense	10		(395)	(333)
Net profit			1,136	1,055
Net profit attributable to outside equity interests:
Managed investment schemes			—	—
Other			(4)	(4)
Net profit attributable to equity holders of Westpac Banking Corporation (WBC)			1,132	1,051
Foreign currency translation reserve adjustment			(90)	(66)
Total revenues, expenses and valuation adjustments attributable to equity holders of WBC recognised directly in equity			(90)	(66)
Total changes in equity other than those resulting from transactions with owners as owners			1,042	985

6.2          CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at $m	Note	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Assets
Cash and balances with central banks			1,786	1,924
Due from other financial institutions			6,035	5,010
Trading securities			8,793	7,617
Investment securities			3,656	4,265
Loans	13		160,473	149,890
Acceptances of customers			3,788	3,883
Life insurance assets(1)			10,522	9,936
Regulatory deposits with central banks overseas			425	355
Goodwill			2,558	2,599
Fixed assets(2)			842	866
Deferred tax assets			1,019	729
Other assets			21,442	19,356
Total assets			221,339	206,430
Liabilities
Due to other financial institutions			3,831	3,646
Deposits	22		129,071	122,029
Debt issues			29,970	29,764
Acceptances			3,788	3,883
Current tax liabilities			310	234
Deferred tax liabilities			246	55
Life insurance policy liabilities			9,896	9,348
Provisions			462	447
Other liabilities(1)			25,225	20,012
Total liabilities excluding loan capital			202,799	189,418
Loan capital
Subordinated bonds, notes and debentures			3,971	4,082
Subordinated perpetual notes			573	646
Total loan capital			4,544	4,728
Total liabilities			207,343	194,146
Net assets			13,996	12,284
Equity
Ordinary shares			3,972	3,708
Reserves			(73)	16
Retained profits			7,343	6,947
NZ Class shares			471	471
Trust Originated Preferred Securities (TOPrSsm)			465	465
Fixed Interest Resettable Trust Securities (FIRsTS)			655	655
Trust Preferred Securities (TPS)			1,132	—
Equity attributable to equity holders of Westpac Banking Corporation			13,965	12,262
Outside equity interests in controlled entities(1)			31	22
Total equity			13,996	12,284

(1)                             The six months ended 31 March 2004 includes the following amounts in regards to the consolidation of certain unit trusts controlled by the Life Company: $x million in life insurance assets, $x million in other liabilities and $x million in outside equity interests.

(2)                             Fixed assets include $XX million ($300 million as at 30 September 2003 and $284 million as at 31 March 2003) in capitalised software costs with an average depreciation life of three years.

6.3          CONSOLIDATED STATEMENT OF CASH FLOWS

$m	Note	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Cash flows from operating activities
Interest received			5,624	5,233
Interest paid			(3,465)	(3,138)
Dividends received excluding life business			21	15
Other non-interest income received			1,741	2,380
Operating expenses paid			(1,705)	(1,613)
Net decrease in trading securities			285	1,474
Income tax paid excluding life business			(480)	(651)
Life business:
receipts from policyholders and customers			1,754	1,204
interest and other items of similar nature			77	42
dividends received			252	127
payments to policyholders and suppliers			(1,784)	(1,241)
income tax paid			23	(83)
Net cash provided by operating activities	25		2,343	3,749
Cash flows from investing activities
Proceeds from sale of investment securities			38	151
Proceeds from matured investment securities			538	722
Purchase of investment securities			(351)	(1,763)
Proceeds from securitised loans			77	170
Net (increase)/decrease in:
due from other financial institutions			(1,029)	331
loans			(12,168)	(13,774)
life insurance assets			36	(222)
regulatory deposits with central banks overseas			(127)	69
other assets			(570)	(927)
Purchase of fixed assets			(149)	(174)
Proceeds from disposal of fixed assets			58	27
Proceeds from disposal of other investments			1	7
Controlled entities acquired, net of cash acquired	25		(6)	(817)
Controlled entities and businesses disposed, net of cash	25		298	62
Net cash used in investing activities			(13,354)	(16,138)
Cash flows from financing activities
Issue of loan capital			531	1,148
Redemption of loan capital			(341)	(637)
Proceeds from issue of ordinary shares			60	27
Proceeds from issue of FIRsTS (net of issue costs $12m)			—	655
Proceeds from issue of TPS (net of issue costs $13m)			1,132	—
Net increase/(decrease) in:
due to other financial institutions			292	(987)
deposits			8,728	10,656
debt issues			844	2,814
other liabilities			159	(527)
Payment of distributions and dividends			(531)	(507)
Payment of dividends to outside equity interests			2	(4)
Net cash provided by financing activities			10,876	12,638
Net increase/(decrease) in cash and cash equivalents			(135)	249
Effect of exchange rate changes on cash and cash			(3)	6
Cash and cash equivalents at the beginning of financial			1,924	1,669
Cash and cash equivalents at the end of the period			1,786	1,924

6.4                               MOVEMENT IN RETAINED PROFITS

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Retained profits at the end of the previous reporting period		6,946	5,930
Change in accounting policy for providing for dividends		—	651
Retained profits at the beginning of the financial period		6,946	6,581
Net profit attributable to equity holders of Westpac
Banking Corporation		1,132	1,051
Aggregate of amounts transferred to reserves		(1)	—
Total available for appropriation		8,077	7,632
Ordinary dividends provided for or paid		(693)	(652)
Distributions on other equity instruments		(41)	(34)
Retained profits at the end of the financial period		7,343	6,946

6.5          NOTES TO 2004 INTERIM FINANCIAL INFORMATION

Note 1.                                  Changes in Basis of Preparation of Interim Financial Report

Note 2.                                  Interest Spread and Margin Analysis

%	Half Year March 04	Half Year Sept 03	Half Year March 03
Group
Interest spread on productive assets		2.18	2.29
Impact of impaired loans		(0.02)	(0.01)
Interest spread		2.16	2.28
Benefit of net non-interest bearing liabilities and equity		0.43	0.37
Interest margin		2.59	2.65
Australia
Interest spread on productive assets		2.13	2.24
Impact of impaired loans		(0.01)	0.00
Interest spread		2.12	2.24
Benefit of net non-interest bearing liabilities and equity		0.42	0.33
Interest margin		2.54	2.57
New Zealand
Interest spread on productive assets		2.53	2.49
Impact of impaired loans		(0.01)	(0.01)
Interest spread		2.52	2.48
Benefit of net non-interest bearing liabilities and equity		0.37	0.53
Interest margin		2.89	3.01
Other Overseas
Interest spread on productive assets		0.81	0.89
Impact of impaired loans		0.00	0.00
Interest spread		0.81	0.89
Benefit of net non-interest bearing liabilities and equity		0.14	0.15
Interest margin		0.95	1.04

Interest spread on productive assets is determined after excluding non-accrual loans, excluding impaired loans and related interest.

Interest spread is the difference between the average yield (including tax equivalent gross up) on all interest earning assets and the average rate paid on all interest bearing liabilities net of impaired loans. The benefit of net non-interest bearing liabilities and equity is determined by applying the average rate of interest paid on all interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets. The calculations for Australia and New Zealand take into account the interest expense/income of cross-border and intragroup borrowing/lending.

Note 3.                                  Average Balance Sheet and Interest Rates

	Half Year 31 March 04			Half Year 30 Sept 03			Half Year 31 March 03
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Assets
Interest earning assets
Due from other financial institutions
Australia				3,339	75	4.5	2,933	64	4.4
New Zealand				1,902	30	3.2	1,228	29	4.7
Other Overseas				3,207	36	2.2	1,885	34	3.6
Investment & trading securities
Australia				7,144	176	4.9	8,134	203	5.0
New Zealand				1,198	36	6.0	890	31	7.0
Other Overseas				3,208	116	7.2	3,480	108	6.2
Regulatory deposits
Other Overseas				419	4	1.9	345	2	1.2
Loans & other receivables
Australia				126,926	4,172	6.6	115,214	3,820	6.7
New Zealand				29,040	997	6.9	28,324	1,037	7.4
Other Overseas				2,332	44	3.8	3,218	53	3.3
Impaired loans
Australia				267	1	0.7	243	4	3.3
New Zealand				61	1	3.3	71	1	2.8
Other Overseas				224	4	3.6	268	4	3.0
Intragroup receivable
Other Overseas				15,029	142	1.9	14,603	193	2.7
Interest earning assets & interest income including intragroup				194,296	5,834	6.0	180,836	5,583	6.2
Intragroup elimination				(15,029)	(142)		(14,603)	(193)
Total interest earning assets and interest income				179,267	5,692	6.4	166,233	5,390	6.5
Non-interest earning assets
Cash, due from other financial institutions and regulatory deposits				917			1,033
Life insurance assets				10,130			10,426
Other assets(1)				25,807			21,199
Debt provisions
Australia				(1,286)			(1,240)
New Zealand				(178)			(76)
Other Overseas				(133)			(149)
Total non-interest earning assets				35,257			31,193
Acceptances of customers				4,088			4,716
Total assets				218,612			202,142

(1)                             Includes fixed assets, goodwill, other financial markets assets, future income tax benefit and prepaid superannuation contributions.

	Half Year 31 March 04			Half Year 30 Sept 03			Half Year 31 March 03
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	$m	$m	%	$m	$m	%	$m	$m	%
Liabilities and shareholders’ equity
Interest bearing liabilities
Deposits
Australia				92,779	1,784	3.8	84,603	1,607	3.8
New Zealand				19,657	430	4.4	19,282	450	4.7
Other Overseas				10,907	135	2.5	10,135	138	2.7
Due to other financial institutions
Australia				1,796	19	2.1	1,950	25	2.6
New Zealand				248	11	8.9	296	9	6.1
Other Overseas				1,480	15	2.0	2,394	42	3.5
Loan capital
Australia				4,609	76	3.3	4,277	78	3.7
New Zealand				45	1	4.4	45	2	8.9
Other interest bearing liabilities(1)
Australia				18,523	731	n/a	18,600	668	n/a
New Zealand				562	83	n/a	218	84	n/a
Other Overseas				10,409	80	n/a	9,815	91	n/a
Intragroup payable
Australia				6,297	65	2.1	7,347	98	2.7
New Zealand				8,732	77	1.8	7,256	95	2.6
Interest bearing liabilities & interest expense including intragroup				176,044	3,507	4.0	166,218	3,387	4.1
Intragroup elimination				(15,029)	(142)		(14,603)	(193)
Total interest bearing liabilities and interest expense				161,015	3,365	4.2	151,615	3,194	4.2
Non-interest bearing liabilities
Deposits and due to other financial institutions
Australia				4,004			3,974
New Zealand				988			1,090
Other Overseas				234			268
Life insurance policy liabilities				9,618			9,828
Other liabilities(2)				25,899			19,181
Total non-interest bearing liabilities				40,743			34,341
Acceptances of customers				4,088			4,716
Total liabilities				205,846			190,672
Shareholders’ equity				11,321			10,618
TOPrS				465			465
FIRsTS				655			367
TPS				303			—
Outside equity interests				22			20
Total equity				12,766			11,470
Total liabilities and equity				218,612			202,142

(1)                             Includes interest on hedging derivatives.

(2)                             Includes provisions for current and deferred income tax, and other financial market liabilities.

Note 4.                                  Revenue

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Revenue from operating activities
Interest income		5,593	5,292
Fees and commissions received		1,229	1,147
Proceeds from sale of investment securities		38	151
Wealth management revenue		913	395
Other non-interest income		268	261
Revenue from operating activities		8,041	7,246

Revenue from outside the operating activities
Proceeds from sale of fixed assets		58	27
Proceeds from sale of controlled entities and businesses		298	62
Proceeds from sale of other investments		1	7
Revenue from outside the operating activities		357	96

Total revenue		8,398	7,342

Note 5.                                  Net Interest Income

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Interest income
Loans and other receivables		5,142	4,837
Deposits with other financial institutions		141	127
Investment and trading securities		306	326
Regulatory deposits		4	2
Interest income		5,593	5,292
Interest expense
Current and term deposits		(2,349)	(2,195)
Deposits from other financial institutions		(45)	(76)
Loan capital		(77)	(80)
Debt issues		(423)	(406)
Other(1)		(471)	(437)
Interest expense		(3,365)	(3,194)
Net interest income		2,228	2,098

(1)                             Includes interest on hedging derivatives.

Note 6.                                  Non-Interest Income

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Non-interest income
Fees and commissions received		1,229	1,147
Fees and commissions paid		(335)	(344)
Proceeds from sale of assets		395	247
Carrying value of assets sold		(388)	(237)
Net life insurance and funds management income		396	365
Trading income		189	220
Other non-interest income		79	41
Total non-interest income		1,565	1,439

Note 7. Non-Interest Income Analysis

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Fees and commissions
Lending fees		340	300
Transaction fees and commissions received		766	713
Other non-risk fee income		112	129
Fees and commissions paid		(335)	(344)
Service and management fees		11	5
		894	803
Trading income(1)
Foreign exchange		205	198
Trading securities		(9)	16
Other financial instruments		(7)	6
		189	220
Wealth management income
Life insurance and funds management operating income		396	365
Other income
General insurance commissions and premiums (net of claims paid)		47	38
Dividends received		21	15
Lease rentals		6	4
Hedging of overseas operations		(31)	(21)
Net profit on sale of fixed assets, controlled entities and other investments		7	10
Other		36	5
		86	51
Non-interest income		1,565	1,439

(1)                             Trading income includes earnings from our Financial Markets business, as well as our Treasury operations in Australia, New Zealand and the Pacific.

Note 8.                                  Expense Analysis

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Salaries and other staff expenses
Salaries and wages		720	712
Restructuring expenses		30	9
Other staff expenses		188	177
		938	898
Equipment and occupancy expenses
Operating lease rentals		122	117
Depreciation and amortisation:
Premises		1	2
Leasehold improvements		16	16
Furniture and equipment		26	27
Technology		36	37
Computer software		40	49
Electricity, water, rates and land tax		11	5
Other equipment and occupancy expenses		48	43
		300	296
Other expenses
Amortisation of deferred expenditure		4	10
Non-lending losses		32	31
Consultancy fees, computer software maintenance and other professional services		172	166
Stationery		39	39
Postage and freight		50	52
Telecommunications cost		10	9
Insurance		10	7
Advertising		45	43
Transaction taxes		1	3
Training		14	7
Travel		29	24
Outsourcing		245	254
Other expenses		17	18
		668	663
Operating expenses		1,906	1,857
Expense/income ratio before amortisation of goodwill		50.3%	52.5%

Note 9.                                  Deferred Expenses

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Capitalised software		300	284
Other deferred expenditure		233	207
Deferred acquisition costs		96	90

Note 10.                           Income Tax

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Profit from ordinary activities before income tax		1,531	1,388
Prima facie income tax at Australian company tax rate of 30%		460	416
Add/(deduct) tax effect of permanent differences
Rebateable and exempt dividends		(34)	(54)
Tax losses and timing differences now tax effected		6	(2)
Life insurance:
Tax adjustment on policyholders’ earnings(1)		18	(13)
Adjustment for life business tax rates		(10)	(9)
Other non-assessable items		(116)	(30)
Other non-deductible items		60	24
Adjustment for overseas tax rates		(6)	8
Prior period adjustments		(15)	(6)
Other items		32	(1)
Total income tax expense attributable to profit from ordinary activities		395	333
Effective tax rate (%)		25.8	24.0
Effective tax rate (%) (excluding life company accounting)		25.3	25.6

(1)                             In accordance with the requirements of Australian Accounting Standard AASB 1038 Life Insurance Business, our tax expense for the half year includes a $XX million tax on policyholders’ investment earnings ($26 million tax charge in second half 2003 and $19 million tax credit in the first half 2003), $XX million of which is in the prima facie tax expense and the balance of $XX million shown here.

Note 11.                           Dividends

	31 March 2004	30 Sept 2003	31 March 2003
Ordinary dividend (cents per share)
Interim (fully franked)(1)		—	38
Final (fully franked)(1)		40	—
		40	38

Total dividends paid
Ordinary dividends paid ($m)		693	652
		693	652

Ordinary dividend payout ratio - net profit		64.7%	65.6%
Ordinary dividend payout ratio - cash earnings		62.3%	63.0%

Distributions on other equity instruments
TOPrS, FIRsTS and TPS distributions provided for or paid ($m)		41	34
Total distributions on other equity instruments		41	34

The Group operates a Dividend Reinvestment Plan that is available to the holders of fully paid ordinary shares who are resident in, or whose address on the register of shareholders is in, Australia or New Zealand (excluding New Zealand Class shares). The last date for receipt of election notices for the dividend plan is XXXX.

Note 12.                           Earnings per Share

	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Earnings per ordinary share (cents)(2)
Basic		59.6	56.0
Fully diluted(3)		59.4	55.9
Cash earnings per ordinary share (cents)		64.2	60.3
Weighted average number of fully paid ordinary shares (millions)		1,832	1,815

Reconciliation of ordinary shares on issue (millions)(2)
Number of ordinary shares issued at 1 October 2003					1,841
Number of shares issued on conversion of equity based compensation instruments
Number of shares issued as part of the Dividend Reinvestment Program (DRP)
Number of ordinary shares issued at 31 March 2004

(1)                             The interim and final dividends for the New Zealand Class shares are fully imputed.

(2)                             Ordinary shares comprise Westpac ordinary shares and New Zealand Class shares.

(3)                             Fully diluted earnings per share are calculated after adjusting for partly paid shares and options outstanding in accordance with the Australian Accounting Standard AASB 1027 Earnings Per Share.

Note 13.                           Loans

As at $m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Australia
Overdrafts		3,108	3,082
Credit card outstandings		4,545	4,281
Overnight and call money market loans		132	190
Own acceptances discounted		10,792	10,641
Term loans:
Housing - Owner occupied and Investment		69,668	64,682
Housing - Line of Credit		9,596	7,449
Total housing		79,264	72,131
Non-housing		26,280	23,019
Finance leases		3,274	2,610
Margin lending(1)		1,590	1,526
Other		1,957	1,734
Total - Australia		130,942	119,214
New Zealand
Overdrafts		947	990
Credit card outstandings		751	779
Overnight and call money market loans		957	986
Term loans:
Housing		13,869	13,658
Non-housing		7,526	8,590
Redeemable preference share finance		3,365	3,554
Other		1,233	826
Total - New Zealand		28,648	29,383
Other Overseas
Overdrafts		141	158
Term loans:
Housing		390	358
Non-housing		1,860	2,258
Finance leases		12	13
Other		34	41
Total - Other Overseas		2,437	2,828
Total loans		162,027	151,425
Provisions for bad and doubtful debts		(1,554)	(1,535)
Total net loans		160,473	149,890
Securitised loans		2,997	3,712

(1)                             In February 2003, we terminated BTFM’s securitisation arrangements which had funded its margin lending portfolio, and instead funded the margin lending loans on-balance sheet.

Note 14.                           Provisions for Bad and Doubtful Debts

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
General provision
Balance at beginning of period		1,309	1,162
Charge to net profit		271	214
Transfer to/(from) specific provisions		(70)	17
Recoveries of debts previously written off		27	47
Write-offs		(133)	(142)
Exchange rate and other adjustments		(11)	11
Balance at period end		1,393	1,309
Specific provisions
Balance at beginning of period		226	272
Transfer from/(to) general provision comprising:
New specific provisions		104	32
Specific provisions no longer required		(34)	(49)
		70	(17)
Write-offs(1)		(118)	(17)
Exchange rate and other adjustments		(17)	(12)
Balance at period end		161	226
Total provisions for bad and doubtful debts		1,554	1,535

(1) Write-offs from specific provisions comprised:
Business and Consumer Banking	(18)	(10)
Westpac Institutional Bank	(94)	(5)
New Zealand Banking and Pacific Banking	(6)	(2)
	(118)	(17)

Note 15.                           Impaired Assets

As at	31 March 2004 Specific			30 Sept 2003 Specific			31 March 2003 Specific
$m	Gross	Prov’n	Net	Gross	Prov’n	Net	Gross	Prov’n	Net
Non-accrual assets
Australia				320	(76)	244	236	(78)	158
New Zealand				63	(7)	56	62	(11)	51
Other Overseas				214	(76)	138	224	(135)	89
Total				597	(159)	438	522	(224)	298
Restructured assets
Australia				3	(1)	2	3	(1)	2
Other Overseas				12	(1)	11	12	(1)	11
Total				15	(2)	13	15	(2)	13
Total impaired assets				612	(161)	451	537	(226)	311

Note 16.                           Movement in Gross Impaired Assets

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Balance at beginning of period		537	679
New and increased		357	98
Written off		(118)	(17)
Returned to performing or repaid		(149)	(200)
Exchange rate and other adjustments		(15)	(23)
Balance at period end		612	537

Note 17.                           Items Past 90 Days But Well Secured

As at $m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sep 03- Mar 04	% Mov’t Mar 03- Mar 04
Australia
Housing products		65	61
Other products		74	75
Total Australia		139	136
New Zealand
Housing products		25	33
Other products		146	163
Other Overseas		29	7
Total Overseas		200	203
Total		339	339

Note 18.                           Income on Non-Accrual and Restructured Assets

$m	Half Year March 04	Half Year Sept 03	Half Year March 03
Interest received on non-accrual and restructured assets		6	9
Estimated interest forgone on non-accrual and restructured assets		23	16
Interest yield on average non-accrual and restructured assets (annualised)		2.0%	3.1%

Note 19.                           Impaired Assets and Provisioning Ratios

As at %	31 March 2004	30 Sept 2003	31 March 2003
Total impaired assets to gross loans and acceptances		0.4	0.3
Net impaired assets to equity and general provisions		2.9	2.3
Specific provisions to total impaired assets		26.3	42.1
General provisions to non-housing loans and acceptances		1.7	1.7
Total provisions to gross loans and acceptances		0.9	1.0
Total impaired assets to equity and total provisions		3.9	3.9

Note 20.                           Delinquencies (90 Days Past Due Loans)

	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sep 03- Mar 04	% Mov’t Mar 03- Mar 04
Mortgages		0.15%	0.16%
Other Personal Lending		1.02%	1.10%
Total Personal Lending		0.22%	0.24%
Australian Business Banking Portfolio(1)		0.50%	0.60%

(1)                             Three month moving average.

Note 21.                           Charge For Bad and Doubtful Debts

$m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
General provision:
Recoveries of debts previously written off
Business and Consumer Banking		(21)	(29)
Westpac Institutional Bank		—	(1)
New Zealand Banking and Pacific Banking		(6)	(17)
		(27)	(47)
Write-offs
Business and Consumer Banking		112	116
Westpac Institutional Bank		2	4
New Zealand Banking and Pacific Banking		19	22
		133	142

Dynamic provisioning charge		95	136
Transfer to specific provisions		70	(17)
Charge for bad and doubtful debts		271	214

Specific provisions:
New provisions
Business and Consumer Banking		25	15
Westpac Institutional Bank		70	11
New Zealand Banking and Pacific Banking		9	6
		104	32
No longer required
Business and Consumer Banking		(11)	(9)
Westpac Institutional Bank		(15)	(30)
New Zealand Banking and Pacific Banking		(8)	(10)
		(34)	(49)
Transfer from/(to) general provisions		70	(17)
Bad and doubtful debts charge to average loans and acceptances annualised (basis points)		34	29

Note 22.                           Deposits

As at $m	31 March 2004	30 Sept 2003	31 March 2003	% Mov’t Sept 03- Mar 04	% Mov’t Mar 03- Mar 04
Deposits
Australia
Non-interest bearing		3,497	3,754
Certificates of deposit		23,648	19,817
Other interest bearing:
At call		51,911	47,255
Term		19,471	19,658
Total deposits in Australia		98,527	90,484
New Zealand
Non-interest bearing		819	929
Certificates of deposit		2,436	2,959
Other interest bearing:
At call		8,130	7,893
Term		8,288	8,762
Total deposits in New Zealand		19,673	20,543
Other Overseas
Non-interest bearing		225	229
Certificates of deposit		3,487	4,321
Other interest bearing:
At call		594	528
Term		6,565	5,924
Total deposits Other Overseas		10,871	11,002
Total deposits		129,071	122,029

Note 23.                           Capital Adequacy

NOTE 22: CAPITAL ADEQUACY

As at $m	31 March 2004	30 Sept 2003	31 March 2003
Tier 1 capital
Total equity		13,996	12,284
Outside equity interests in Managed Investment schemes		—	—
Hybrid capital in excess of tier 1 limit		(40)	—
Dividends provided for capital adequacy purposes		(734)	(691)
Goodwill (excluding funds management entities)		(1,278)	(1,406)
Net future income tax benefit		(298)	(216)
Estimated reinvestment under dividend reinvestment plan(1)		191	179
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitisation entities		(1,363)	(1,358)
Equity in captive lenders mortgage insurance entities		(45)	(38)
Equity in entities not operating in the field of finance		(91)	—
Total Tier 1 capital		10,338	8,754
Tier 2 capital
Hybrid capital in excess of tier 1 limit		40	—
Subordinated undated capital notes		573	646
General provision for bad and doubtful debts		1,393	1,309
Future income tax benefit related to general provision		(399)	(393)
Eligible subordinated bonds, notes and debentures		3,951	4,062
Total Tier 2 capital		5,558	5,624
Tier 1 and Tier 2 capital		15,896	14,378
Deductions:
Capital in life and general insurance, funds management and securitisation activities		(836)	(965)
Net qualifying capital		15,060	13,413
Risk weighted assets		142,909	137,828
Tier 1 capital ratio		7.2%	6.4%
Tier 2 capital ratio		3.9%	4.0%
Deductions		(0.6)%	(0.7)%
Total capital ratio		10.5%	9.7%

As at $m	31 March 2004	30 Sept 2003	31 March 2003
Adjusted common equity
Total Tier 1 capital		10,338	8,754
Less: Hybrid capital (net of excess of 25% of Tier 1 capital)		(2,212)	(1,120)
Less: Other deductions in relation to non-consolidated subsidiaries(2)		(913)	(1,030)
Adjusted common equity		7,213	6,604
Risk weighted assets		142,909	137,828
Adjusted common equity to risk weighted assets		5.0%	4.8%

(1)                             This amount is derived from reinvestment experience of our dividend reinvestment plan.

(2)                             Capital relating to non-banking subsidiaries.

Note 24.                           Derivative Financial Instruments

As at 31 March 2004 $bn	Notional amount(1)	Regulatory credit equivalent(2)	Positive mark- to-market (replacement cost)(3)	Negative mark-to- market(4)
Trading derivatives outstanding
Interest rate
Futures
Forwards
Swaps
Purchased options
Sold options
Foreign exchange
Forwards
Swaps
Purchased options
Sold options
Commodities
Equities
Trading derivatives
Hedging derivatives outstanding
Interest Rate
Futures
Forwards
Swaps
Foreign exchange
Swaps
Total hedging derivatives outstanding
Total gross derivatives
Less: netting benefit
Net derivatives
As at 30 September 2003	857.0	12.4	5.5	5.9
As at 31 March 2003	777.4	9.7	6.3	7.6

Maturity profile of foreign exchange and derivative credit risk exposure in gross replacement cost terms

As at 31 March 2004 $bn	Less than 3 months	Over 3 months to 6 months	Over 6 months to 1 year	Over 1 year to 2 years	Over 2 years to 5 years	Over 5 years	Total
Interest rate
Swaps
Purchased options

Foreign exchange
Forwards
Swaps
Purchased options
Commodities
Equities and credit
Total derivatives

(1)                             Notional amount refers to the face value or the amount upon which cash flows are calculated.

(2)                             Regulatory credit equivalent using Australian Prudential Regulation Authority guidelines for capital adequacy requirements.

(3)                             Positive mark-to-market or replacement cost is the cost of replacing all transactions in a gain position. This measure is the industry standard for the calculation of current credit risk.

(4)                             Negative mark-to-market represents the cost to our counterparties of replacing all transactions in a loss position.

Daily Value at Risk

We use earnings at risk as the primary method for measuring and monitoring market risk exposure against Board approved limits. The main types of market risk arising from our trading activities are interest rate and foreign exchange risks. Other market risks include commodity, equity, prepayment, specific issuer and capital markets underwriting risks. The table below depicts the aggregate financial markets (including capital markets underwriting) earnings at risk for the last three half years.

$m	High	Low	Average
Six months ended 31 March 2004
Six months ended 30 September 2003	13.6	2.7	4.8
Six months ended 31 March 2003	6.5	2.0	3.7

$m	Average for the 6 months ended 31 March 04	Average for the 6 months ended 30 Sept 03	Average for the 6 months ended 31 March 03
Interest rate risk		2.9	2.3
Foreign exchange risk		2.1	1.2
Volatility risk		0.7	0.6
Other market risk(1)		1.5	1.6
Diversification benefit		(2.4)	(2.0)
Net derivatives		4.8	3.7

(1)                             Commodity, equity, prepayment, specific issuer, and capital markets underwriting.

Note 25.                           Statement of Cash Flows

$m	Half Year March 04	Half Year Sept 03	Half Year March 03	% Mov’t Sep 03- Mar 04	% Mov’t Mar 03- Mar 04
Reconciliation of net cash provided by operating activities to net profit attributable to equity holders of Westpac
Banking Corporation
Net profit attributable to equity holders of Westpac Banking Corporation		1,132	1,051
Adjustments:
Outside equity interests		4	4
Depreciation and goodwill amortisation		204	209
Increase/(decrease) in sundry provisions and other non-cash items		1,648	(750)
Bad and doubtful debts		244	167
(Increase)/decrease in other financial market asset and liabilities		(1,072)	2,095
Decrease in trading securities		285	1,474
(Increase)/decrease in accrued interest receivable		21	(87)
Increase/(decrease) in accrued interest payable		(100)	56
(Decrease)/increase in provision for income tax		76	(303)
(Decrease)/increase in provision for deferred income tax		191	(25)
Decrease/(increase) in future income tax benefits		(290)	(142)
Net cash provided by operating activities		2,343	3,749
Details of assets and liabilities of controlled entities and businesses acquired are as follows:
Cash		(129)	129
Investment securities		—	70
Life insurance assets		(1)	2,433
Fixed assets		—	29
Other assets		(45)	184
Due to other financial institutions		10	(10)
Life insurance policy liabilities		—	(2,378)
Other liabilities		(31)	(399)
Fair value of entities and businesses acquired		(196)	58
Goodwill		73	891
Minority interests		—	(3)
		(123)	946
Cash considerations and acquisition costs		(19)	(946)
Cash acquired		13	129
Cash paid for acquisitions (net of cash acquired)		(6)	(817)
Details of assets and liabilities of controlled entities and businesses disposed are as follows:
Loans		—	62
Other assets		298	—
Minority interests		—	—
Net assets of entities and businesses disposed		298	62
Gain on disposal		—	—
Cash consideration (net of sale costs)		298	62

Note 26.                           Group Investments and Changes in Controlled Entities

Country where Business is Carried on	Beneficial Interest %	Carrying Amount	Nature of Business
$m

During the first half of 2004 financial year the Group disposed of its interests in the following entities:

The following controlled entities were formed during the year:

The following controlled entities were disposed of during the year:

Note 27.                           Reconciliation to US GAAP

$m	Half Year March 04	Half Year March 03	Half Year March 04	Half Year March 03
	US$(1)	US$(1)	A$	A$
Net profit as reported under Australian GAAP

Items having an effect of increasing (decreasing) reported income (related tax impact of item shown separately)
Premises and sites
Amortisation of goodwill(2)
Superannuation (pension) expense
Related income tax expense
Wealth management
Related income tax credit/(expense)
Write-down of available-for-sale securities
Employee share option compensation (under APB 25)
Employee share option compensation (under SFAS 123)
Distributions on other equity instruments
Distributions on other debt instruments
Amortisation of issue costs on other debt instruments
Start-up cost adjustment
Related income tax expense
Other non-financial assets
Related income tax credit/(expense)
Software capitalisation
Related income tax credit
Derivative instruments (under SFAS 133)
Related income tax credit
Difference in carrying value of controlled entity sold
Restructuring costs
Related income tax credit/(expense)
Net income according to US GAAP	—	—	—	—
Adjustments to determine other comprehensive income under US GAAP
Foreign currency translation
Unrealised net gain/(loss) on available-for-sale securities
Reclassification adjustment for (gains)/losses now included in net income
Total comprehensive income according to US GAAP	—	—	—	—

(1)                             Australian dollar amounts have been translated into United States dollars solely for the convenience of the reader at the rate of A$1.00 = XXXX, the noon buying rate for cable transfers on 31 March 2004, as published by the Federal Reserve Bank of New York.

(2)                             Effective 1 October 2002, the Group adopted Statement of Financial Accounting Standard (SFAS) 142 Goodwill and Other Intangible Assets. Under SFAS 142, goodwill is no longer amortised but reviewed for impairment annually, or more frequently if certain impairment indicators or triggers arise.

Note 28.                           Subsequent Events

6.6                               STATEMENT IN RELATION TO THE REVIEW OF ACCOUNTS

7.                                      OTHER INFORMATION

7.1                               CREDIT RATINGS

Rating agency	Long term	Short term
Fitch Ratings
Moody’s Investor Services
Standard & Poor’s

7.2                               EXCHANGE RATES

Six months to/as at Currency	31 March 2004		30 Sept 2003		31 March 2003
	Average	Spot	Average	Spot	Average	Spot
USD			0.6493	0.6805	0.5749	0.6040
GBP			0.4021	0.4072	0.3622	0.3828
NZD			1.1256	1.1456	1.1036	1.0908

7.3          DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. The US Private Securities Litigation Reform Act of 1995 provides a ‘safe harbor’ for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information.

Forward-looking statements appear in a number of places in this report and include statements regarding our intent, belief or current expectations with respect to our results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘may’, ‘expect’, ‘intend’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, or other similar words to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of the risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, believed, estimated, expected or intended. We do not intend to update these forward-looking statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by us or on our behalf. These factors include:

•                  inflation, interest rate, exchange rate, market and monetary fluctuations;

•                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

•                  changes in consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we conduct our operations;

•                  the effects of competition in the geographic and business areas in which we conduct operations;

•                  the ability to increase market share and control expenses;

•                  the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

•                  technological changes;

•                  demographic changes and changes in political, social and economic conditions in any of the major markets in which we operate; and

•                  various other factors beyond our control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us in this report refer ‘Risk factors’. Our forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in the forward-looking statements as a result of various factors. When relying on forward-looking statements to make decisions with respect to our company, investors and others should carefully consider the foregoing factors and other uncertainties and events.

We are under no obligation, and disclaim any obligation, to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.

7.4          SHAREHOLDER CALENDAR

Westpac shares are listed on the Stock Exchanges in Australia, New Zealand, New York and Tokyo.

Important dates for shareholders to note over the following months are:

Ex-dividend date	4 June 2004
Record date for interim dividend (Sydney)	10 June 2004	5.00pm (Sydney time)
Record date for interim dividend (New York)(1)	9 June 2004	5.00pm (New York time)
Record date for interim dividend (New Zealand)(2), (3)	11 June 2004	5.00pm (New Zealand time)
Dividend payment date	2 July 2004

Share Registries:

Australia and New Zealand – Westpac Ordinary Shares	New Zealand – New Zealand Class Shares
ASX Perpetual Registrars Limited	Computershare Investor Services Ltd
Level 8, 580 George Street	Level 2, 159 Hurstmere Road
Sydney NSW 2000	Takapuna North Shore City Auckland

New York	Tokyo
JP Morgan Chase Bank	The Mitsubishi Trust & Banking Corporation
One Chase Manhattan Plaza	1-7-7, Nishi-Ikebukuro
40th Floor	Toshima-Ku
New York NY 10081 USA	Tokyo 171 Japan

For further information contact:

Media:

David Lording, Head of Media Relations, +61 (0)2 9226 3510

Analysts and Investors:

Andrew Bowden, Head of Investor Relations, +61 (0)2 9226 4008

Richard Willcock

Group Secretary and General Counsel

6 May 2004

(1)                             Dividends will be converted to local currency at the rate ruling on the date of payment of dividend.

(2)                             Dividends payable to holders of ordinary shares on the New Zealand register will be converted to local currency at the ruling buying rate for telegraphic transfers at 11am on 2 July 2004.

(3)                             New Zealand date applies to New Zealand class shareholders only. New Zealand residents holding Westpac ordinary shares should note Australia dates.

8.             ECONOMIC PROFIT

Economic profit is defined as cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders. Business unit economic profit is defined as cash earnings less a capital charge calculated at 12% of allocated capital plus 70% of the value of Australian tax paid.

Economic profit is used as a key measure of our financial performance because it focuses on shareholder value by requiring a return in excess of a risk-adjusted cost of capital.

Reconciliation of economic profit to net profit attributable to equity holders for the six months ending 31 March 2004

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand Banking	BT Financial Group (Aust.)
Net profit attributable to equity holders
Goodwill amortisation
Distributions on hybrid securities
Cash earnings
Franking benefit
Adjusted cash earnings
Average adjusted equity
Equity charge
Economic profit

Reconciliation of economic profit to net profit attributable to equity holders for the six months ending 30 September 2003

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand Banking	BT Financial Group (Aust.)
Net profit attributable to equity holders	1,132	590	180	150	59
Goodwill amortisation	85	29	1	19	33
Distributions on hybrid securities	(41)	—	—	—	—
Cash earnings	1,176	619	181	169	92
Franking benefit	218	181	31	8	18
Adjusted cash earnings	1,394	800	212	177	110
Average adjusted equity	11,556	5,200	2,004	1,610	1,812
Equity charge	669	313	121	97	110
Economic profit	725	487	91	80	0

Reconciliation of economic profit to net profit attributable to equity holders for the six months ending 31 March 2003

$m	Group	Business and Consumer Banking	Westpac Institutional Bank	New Zealand Banking	BT Financial Group (Aust.)
Net profit attributable to equity holders	1,051	517	202	153	50
Goodwill amortisation	78	29	1	20	27
Distributions on hybrid securities	(34)	—	—	—	—
Cash earnings	1,095	546	203	173	77
Franking benefit	209	165	34	6	16
Adjusted cash earnings	1,304	711	237	179	93
Average adjusted equity	10,910	5,108	1,876	1,547	1,579
Equity charge	632	305	111	92	94
Economic profit	672	406	126	87	(1)

9.             GLOSSARY

EARNINGS

Reported results	Net profit attributable to equity holders.

Cash earnings	Net profit attributable to equity holders plus amortisation of goodwill minus dividends paid on hybrid equity.

SHAREHOLDER VALUE

Earnings per ordinary share	Net profit attributable to equity holders less dividends paid on hybrids divided by the weighted average number of fully paid ordinary shares.

Weighted average ordinary shares	Weighted average number of fully paid ordinary shares listed on the ASX as at 31 March 2004 and New Zealand Class shares.

Fully franked dividends per ordinary share (cents)	Dividend paid out of income which carries a credit for Australian company income tax paid by Westpac.

Dividend payout ratio	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by reported cash earnings.

Dividend payout ratio underlying basis	Total fully franked ordinary dividend plus the equivalent dividend paid on the New Zealand Class shares divided by underlying cash earnings.

Return on equity	Net profit attributable to equity holders less dividends paid on hybrids divided by the average ordinary equity.

Cash return on equity	Cash earnings divided by the average ordinary equity.

Economic profit	Cash earning less a capital charge calculated at 11.6% of average adjusted ordinary equity plus the estimated value of franking credits paid to shareholders.

PRODUCTIVITY AND EFFICIENCY

Operating expenses	Total expenses less goodwill amortisation and bad and doubtful debts.

Expense to income ratio	Operating expenses divided by net operating income.

Expense to income ratio underlying basis	Underlying operating expenses divided by underlying operating income.

Banking group expense to income ratio	Operating expenses in Business and Consumer Banking, Institutional Bank, and New Zealand Banking along with Corporate Centre and Group items divided by operating income from these business units.

Full-time equivalent staff (FTE)	A calculation based on the number of hours worked by full and part-time employees as part of their normal duties. For example, the full-time equivalent of one FTE is 76 hours paid work per fortnight.

BUSINESS PERFORMANCE

Net interest spread	The difference between the average yield on all interest bearing assets and the average rate paid on interest bearing liabilities net of impaired loans.

Net interest margin	The net interest spread plus the benefit of net non-interest bearing liabilities & equity.

CAPITAL ADEQUACY

Net capital ratio	Tier 1 capital ratio plus Tier 2 capital ratio less deductions.

Tier 1 capital ratio	Total Tier 1 capital as defined by APRA divided by Risk Weighted Assets (RWA).

Average adjusted ordinary equity

Average ordinary equity less average outside equity interests and average hybrid equity, plus average accumulated goodwill amortisation, less accrued for the interim dividend net of the estimated dividend reinvestment.

Adjusted Common Equity (ACE) ratio

ACE is equal to shareholders funds less hybrid equity, intangible assets, investments in insurance, funds management and securitisation entities and any other Tier 1 deductions. This is divided by RWA.

Average total equity	Total shareholders’ equity including New Zealand Class shares.

ASSET QUALITY

Impaired Assets	Impaired assets, as defined by APRA can be classified into the following two categories:

Non-accrual assets: assets where income may no longer be accrued because reasonable doubt exists as to the collectability of principal and interest.

Restructured asset: assets where the original contractual terms have been formally modified to provide concessions of interest or principal for reasons related to the financial difficulties of the customer.

90 days past due

A loan facility where payments of interest or principal are 90 or more days past due and the value of the security is sufficient to cover the repayment of all principal, interest amounts due and an additional six months interest.

OTHER

Customer satisfaction	Refers to the proportion of people for whom Westpac is their main financial institution who rate their overall relationship with Westpac as Very or Fairly Satisfied.

Employee morale	Refers to an index (between 0 and 10) relating to employee surveys. The greater the index, the greater the number of positive responses received.